Exhibit 99.1

Media Contact:

Josh Gelinas

Vice President, Communications

josh.gelinas@cokeconsolidated.com

704-807-3703

Investor Contact:

Scott Anthony

Executive Vice President &

Chief Financial Officer

scott.anthony@cokeconsolidated.com

704-557-4633

Coca-Cola Consolidated Increases Regular Quarterly Cash Dividend and Declares a Special Cash Dividend

•	Board of Directors increases regular quarterly cash dividend from $0.25 per share to $0.50 per share

•	Board of Directors declares a special cash dividend of $3.00 per share

CHARLOTTE, NC – December 7, 2022 - Coca-Cola Consolidated, Inc. (NASDAQ: COKE) today announced that its Board of Directors declared an increased regular quarterly cash dividend of $0.50 per share and a special cash dividend of $3.00 per share. Both the regular quarterly cash dividend and the special cash dividend are payable on February 10, 2023 to stockholders of record of the Company’s Common Stock and Class B Common Stock as of the close of business on January 27, 2023.

“The Board’s decision to double our regular quarterly cash dividend and to declare a special cash dividend reflects our strong financial performance and our success in strengthening our balance sheet through debt repayment,” said J. Frank Harrison, III, Chairman and Chief Executive Officer. “Our return of capital to stockholders through this special, one-time dividend recognizes our greatly improved net debt position and demonstrates our long-term commitment to overall stockholder returns.”

About Coca-Cola Consolidated, Inc.

Coca-Cola Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God in all we do, to serve others, to pursue excellence and to grow profitably. For over 120 years, we have been deeply committed to the consumers, customers and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell and distribute beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors, across 14 states and the District of Columbia, to approximately 60 million consumers.

Headquartered in Charlotte, N.C., Coca-Cola Consolidated is traded on the NASDAQ Global Select Market under the symbol “COKE.” More information about the Company is available at www.cokeconsolidated.com. Follow Coca-Cola Consolidated on Facebook, Twitter, Instagram and LinkedIn.